Exhibit 99.1

                              MINDEN BANCORP, INC.
                       100 MBL BANK DRIVE * P. O. Box 797
                          MINDEN, LOUISIANA 71058-0797

                      -------------------------------------
                             318-377-0523 TELEPHONE
                                3118-377-0038 FAX
                                www.mblminden.com

                                  PRESS RELEASE

Release Date:
May 7, 2007

                                                For Further Information:
                                                ------------------------

                                                A. David Evans, President/CEO
                                                318-377-0523
                                                E-mail-david@mblminden.com
                                                --------------------------

                                                         Or

                                                Becky T. Harrell, Treasurer/CFO
                                                318-377-0523
                                                E-mail-becky@mblminden.com
                                                --------------------------


         MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 1st QUARTER OF
            FISCAL 2007, ITS NINETEENTH QUARTER AS A PUBLIC COMPANY

MINDEN,  LA. - May 7,  2007-Minden  Bancorp,  Inc.  (NASDAQ OTC BB:  MDNB) today
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reported net income for the quarter ended March 31, 2007 of $297,000 or $.21 per diluted share, as compared to net income of $381,000 or $0.27 per diluted share for the quarter ended March 31, 2006. The $84,000 or 22.05% decrease primarily reflected a $176,000 or 25.18% increase in interest expense, an $80,000 or 10.58% increase in other operating expenses, and a $36,000 or 13.24% decrease in operating income partially offset by a $162,000 or 9.13% increase in interest income. The decrease in net income for the quarter reflected an increase in interest and operating expenses that offset the growth in income in the loan portfolio over the same quarter in the prior year. The results for the quarter ended March 31, 2007, also include the insurance agency that was acquired in January of 2006.

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

At March 31, 2007, Minden Bancorp, Inc. had total assets of $120.4 million, a 4.43% increase from total assets of $115.3 million at March 31, 2006. The increase primarily reflected the growth of the loan portfolio, cash and cash equivalents, and premises and equipment partially offset by a decrease in investment securities. Such growth was funded by increased deposits and borrowings. At March 31, 2007, stockholders' equity amounted to $20.4 million or $14.79 per share compared to $19.2 million or $14.60 per share at March 31, 2006.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank (formerly known as Minden Building and Loan Association) and Woodard Walker Insurance Agency. The bank is a 96 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area. Woodard Walker Insurance Agency is one of the area's leading property and casualty agencies serving Minden and all of northwest Louisiana.

The Company's filings with the Securities and Exchange  Commission are available
electronically     on    the     Internet     and     can    be     found     at
www.sec.gov/edgar/searchedgar/webusers.htm.
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This news  release  may  contain  forward-looking  statements  as defined in the
Private  Securities   Litigation  Reform  Act  of  l995.  Such   forward-looking
statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and
products  may  not  occur,   changing   economic  and  competitive   conditions,
technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


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


                              MINDEN BANCORP, INC.

                    UNAUDITED CONDENSED STATEMENTS OF INCOME
                      (In thousands except per share data)

                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                            2007           2006
                                                           ------         ------
Interest income, including fees                            $1,937         $1,775
Interest expense                                              875            699
Net interest income                                         1,062          1,076
Provision for loan losses                                      15             15
Other operating income                                        236            272
Operating expenses                                            836            756
Income before income taxes                                    447            577
Income tax expense                                            150            196
Net income                                                 $  297         $  381

Basic earnings per share                                   $ 0.22         $ 0.29

Fully diluted earnings per share                           $ 0.21         $ 0.27


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


                              MINDEN BANCORP, INC.

                        UNAUDITED SELECTED FINANCIAL DATA
                                 (In thousands)


                                                         2007             2006
                                                       --------         --------
Total assets                                           $120,449         $115,335
Cash and cash equivalents                                 4,249            2,406
Investment securities                                    28,286           32,360
Loans receivable - net                                   78,221           74,321
Premises and equipment, net                               7,057            3,396
Deposits                                                 79,994           74,480
Total borrowings                                         18,500           20,425

Total stockholders' equity                               20,351           19,197




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